Exhibit 10.1

SALES CONTRACT

by and between

CRESCENT COMMUNITIES, LLC,

as Seller

and

GGT CRESCENT COOL SPRINGS TN VENTURE, LLC,

as Purchaser

SALES CONTRACT

This Sales Contract (the “Agreement”) is made and entered into this 28th day of June, 2013 (the “Effective Date”), by and between CRESCENT COMMUNITIES, LLC, a Georgia limited liability company (“Seller”) and GGT CRESCENT COOL SPRINGS TN VENTURE, LLC, a Delaware limited liability company (“Purchaser”).

ARTICLE I — PROPERTY TO BE CONVEYED

A. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, upon the terms and conditions hereinafter set forth, that certain parcel of land (the “Land”) described on Exhibit A attached hereto and by this reference incorporated herein with any improvements on the Land (the “Improvements”) and all permits, licenses and prepaid fees, impact fees or credits with respect to the Land or the use, occupancy or development of the Land (all of the foregoing property is hereinafter collectively referred to as the “Property”).

B. The Property shall include all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land, any and all strips, gores or right-of-way, riparian rights and easements, and all right, title and interest of Seller, if any, in and to any award or payment made or to be made (i) for any taking in condemnation or eminent domain or adjoining all or any part of the Land, (ii) for damage to the Property or any part thereof by reason of any change of grade or closing of any such street, road, highway or avenue adjoining the Land, and (iii) for any taking in condemnation or eminent domain of any part of the Property.

ARTICLE II — PURCHASE PRICE

The purchase price (the “Purchase Price”) for the Property shall be Five Million Forty Thousand and No/100 Dollars ($5,040,000.00). Subject to all prorations and adjustments provided herein, the Purchase Price shall be paid as follows:

A. Within three (3) business days after the Effective Date, Purchaser shall pay to Seller One Hundred and No/100 Dollars ($100.00) by check subject to collection (the “Deposit”). The Deposit shall be applied toward the Purchase Price due at Closing (hereinafter defined) or otherwise shall be applied as elsewhere provided in this Agreement.

B. At the Closing, the balance of the Purchase Price shall be paid by Purchaser to Seller by wire-transfer of funds immediately available to Seller.

ARTICLE III — ITEMS TO BE DELIVERED BY SELLER AT CLOSING

At Closing Seller agrees to deliver the following items to Purchaser. Drafts of all documents to be delivered at Closing as specified in this Agreement shall be prepared by Purchaser’s counsel and submitted to Seller for review and approval at least five (5) days prior to the Closing Date.

A. A duly executed Special Warranty Deed, in form acceptable for recording, of the type customarily used for commercial real estate transactions in the State of Tennessee, conveying to Purchaser or its assigns, fee simple title to the Property.

B. A duly executed affidavit in a form customarily used for commercial real estate transactions in the State of Tennessee and which is acceptable to Purchaser and to First American Title Insurance Company (the “Title Company”), showing among other things that all debts for labor and materials in respect of the Property incurred by or on behalf of Seller have been paid in full and that there are no outstanding claims, suits, debts, rights of occupancy, encumbrances, liens or judgments against the Property, except matters approved by Purchaser pursuant to Article III hereof and any gap indemnity required by the Title Company.

C. A duly executed Certification of Non-Foreign Status that pursuant to Section 1445 of the Internal Revenue Code, certifies Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations), provided that if Seller cannot execute such Certification because Seller is a foreign person, Purchaser shall withhold such portion of the Purchase Price as is required by law.

D. Such evidence as is reasonably required by the Title Company and the Purchaser evidencing the authority of Seller and those individuals acting on behalf of Seller to enter into this Agreement and consummate the transaction contemplated herein.

E. A Closing Statement evidencing the prorations between Seller and Purchaser and disbursements made in connection with this transaction (the “Closing Statement”).

F. A duly executed Grant of Easements between Seller and Purchaser, in form acceptable to Seller and Purchaser, conveying to Purchaser easements over Lot 2 as per Final Subdivision Plat recorded in Plat Book 56, pages 97 a-c (the “Grant of Easements”) for drainage, road construction and parking.

G. A duly executed Estoppel Certificate from Corporate Centre Owners Association, Inc. and/or the Architectural Control Committee, as appropriate, with respect to the Declaration of Covenants, Conditions and Restrictions for Corporate Centre dated as of December 21, 2005 by Crescent Resources, LLC, recorded in Book 3781, page 940, Williamson County, Tennessee Registry, in form acceptable to Purchaser.

H. Any other documents referred to or specified in this Agreement or required by the Title Company, and any other documents or agreements deemed necessary or reasonably appropriate by Purchaser’s and Seller’s respective counsel.

ARTICLE IV — ITEMS TO BE DELIVERED BY PURCHASER AT CLOSING

At Closing, Purchaser agrees to deliver the following items to Seller:

A. The Purchase Price as required by and in the manner specified in Section II B hereof.

B. A counterpart of the Closing Statement.

C. A counterpart of the Grant of Easements.

D. Any other documents referred to or specified in this Agreement or required by the Title Company, and any other documents or agreements deemed necessary or reasonably appropriate by Purchaser’s and Seller’s respective counsel.

ARTICLE V — APPORTIONMENTS

The following items shall be apportioned at Closing and as of the Closing Date:

A. Seller shall be entitled to receive any income in respect of the Property and shall be obligated to pay all expenses in respect of the Property for all time periods prior to and including the day prior to the Closing Date. Purchaser shall be entitled to receive all such income and shall be obligated to pay all such expenses for all time periods commencing with the Closing Date. In the event that the current year’s taxes are not available as of the Closing Date, the proration shall be based upon such taxes for the preceding year, but such taxes shall be reprorated between Purchaser and Seller as soon as the current year’s taxes are available, immediately upon demand being made therefor by either Purchaser or Seller. In the event that any income or any expense item relating to the period prior to the Closing Date is received or appears after the Closing, such item(s) shall be adjusted between the Seller and the Purchaser within ten (10) days after such is discovered. This Section V A shall survive the Closing of the transaction contemplated herein.

ARTICLE VI — TIME AND PLACE OF CLOSING AND CLOSING COSTS

A. The consummation of the transaction contemplated herein shall occur on or before July 31, 2013 on a date acceptable to Seller and Purchaser. Seller and

Purchaser each agree to deliver to the Title Company the documents and instruments required of it, respectively, as provided in this Agreement, and Purchaser agrees to deliver to the Title Company the amount of the Purchase Price and the costs and expenses and net amount of prorations specified in this Agreement, all sufficiently in time so as to allow the Title Company to conduct the Closing on the Closing Date. The consummation of the transaction contemplated herein is herein referred to as the “Closing”, and the day the Closing occurs is herein referred to as the “Closing Date”.

B. Purchaser shall pay the Tennessee transfer tax, index fee and recording fees incident to the Special Warranty Deed, the cost of the title examination and owner’s title insurance policy premium, the cost of any survey obtained by Purchaser, and all recording fees. Seller and Purchaser will each pay their own attorneys’ fees and any other costs herein specified to be paid by either of them.

C. Possession of the Property will be delivered by Seller to Purchaser on the Closing Date.

ARTICLE VII — REMEDIES

A. Seller’s only remedy for Purchaser’s breach of this Agreement shall be to retain the Deposit, the amount of which shall be and constitute Seller’s liquidated damages, it being otherwise difficult or impossible to estimate Seller’s actual damages. Seller hereby waives any right to specific performance, injunctive relief or other relief to cause Purchaser to perform its obligations under this Agreement, and Seller hereby waives any right to damages in excess of said liquidated damages occasioned by Purchaser’s breach of this Agreement. Seller and Purchaser acknowledge that it is impossible to estimate or determine the actual damages Seller would suffer because of Purchaser’s breach hereof, but that the liquidated damages provided herein represent a reasonable estimate of such actual damages and Seller and Purchaser therefore intend to provide for liquidated damages as herein provided, and that the agreed upon liquidated damages are not punitive or penalties and are just, fair and reasonable. Seller’s right to receive the specified liquidated damages is in lieu of any other right or remedy, all other rights and remedies being waived by Seller.

B. Except as otherwise specifically provided herein, if Seller defaults under this Agreement, Purchaser shall be entitled, as its only remedies hereunder, to either: (i) close the transaction contemplated by this Agreement, thereby waiving such default, or (ii) terminate this Agreement and receive a return of the Deposit, or (iii) seek specific performance of this Agreement and of Seller’s obligations, duties and covenants hereunder; provided, however, if the remedy of specific performance is not available because Seller has sold or encumbered the Property after the Effective Date, then Purchaser shall have the right to sue Seller for the damages suffered because of Seller’s default.

ARTICLE VIII — NOTICES

Whenever any notice, demand, or request is required or permitted hereunder, such notice, demand or request shall be in writing and shall be hand-delivered in person or sent by FedEx or similar national overnight delivery service, to the addresses set forth below:

To Purchaser:

GGT Crescent Cool Springs TN Venture, LLC

c/o Crescent Communities, LLC

227 W. Trade Street

Suite 1000

Charlotte, NC 28202

Attention:	Mr. Scott H. Makee
Regional Director
and Brian J. Natwick,
President Multifamily Division

With a copy to:

Joaquin E. Martinez, Esq.

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

450 S. Orange Ave., Suite 800

Orlando, Florida 32801

and to:

Mr. John McRae

CNL Financial Group

450 S. Orange Avenue

Orlando, FL 32801

To Seller:

Crescent Communities, LLC

227 W. Trade Street

Suite 1000

Charlotte, NC 28202

Attention:	Whit Duncan
President-Commercial Division

With a copy to:

Holt Ney Zatcoff & Wasserman, LLP

100 Galleria Parkway

Suite 1800

Atlanta, GA 30339

Attention: Sanford H. Zatcoff, Esq.

Any notice, demand, or request which shall be served upon any of the parties in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder (i) at the time such notice, demand or request is hand-delivered in person, or (ii) on the day such notices, demands or requests are deposited with FedEx or similar national overnight delivery service in accordance with the preceding portion of this Article VIII. Any party hereto shall have the right from time to time to designate by written notice to the others such other person or persons and at such other places in the United States as such party desires written notices, demands, or requests to be delivered or sent in accordance herewith; provided, however, at no time shall either party be required to send more than an original and two (2) copies of any such notice, demand or request required or permitted hereunder. Anything contained in this Article VIII to the contrary notwithstanding, all notices from Seller and Purchaser may be executed and sent by their respective counsel.

ARTICLE IX — BROKER

Purchaser and Seller hereby represent to each other that no real estate broker or agent was involved in negotiating the transaction contemplated herein. In the event any claim(s) for real estate commissions, fees or compensation arise in connection with this Agreement and the transaction contemplated herein, Purchaser and Seller further covenant and agree that the party so incurring or causing such claim(s) shall indemnify, defend and hold harmless the other party from any loss, claim or damage which the other party suffers because of said claim(s). This Article IX shall survive the Closing of the transaction contemplated herein or any termination of this Agreement.

ARTICLE X — PURCHASER’S ASSUMPTION OF DEVELOPMENT OBLIGATIONS

A. Purchaser acknowledges having been advised by Seller that Seller and Nine Corporate Centre Acquisition Company (“NCCAC”) have entered into that certain Memorandum of Agreement dated as of February 13, 2013, copy of which is attached hereto as Exhibit B regarding the obligation of the owner of the Land (i) to effect and pay for signalization at the intersection of Resource Parkway and Carothers Parkway, (ii) providing compensating excavation in the flood plain of South Prong Creek, and (iii) reimbursing NCCAC $20,000.00 in connection with its agreement to locate the “to-be-named” road at Carothers Parkway at an existing median break on Carothers Parkway between Resource Parkway and McEwen Drive to be aligned with a future road to be named Pacific Drive which is to be constructed on the Land (collectively the “Development Obligations”). Purchaser agrees to be responsible for only items (ii) and (iii) of the Development Obligations from and after its acquisition of the Land.

ARTICLE XI — MISCELLANEOUS

A. This Agreement constitutes the entire agreement between the parties hereto and cannot be changed or modified other than by a written agreement executed by both Purchaser and Seller. This Agreement supersedes all previous agreements and understanding between the parties hereto with respect to the subject matter hereof.

B. Irrespective of the place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

C. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original.

D. In the event that the last day for performance of any matter herein falls on a Saturday, Sunday or legal holiday, the time for performance shall automatically be extended to the next business day.

E. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

F. All rights, powers and privileges conferred hereunder upon the parties unless otherwise provided shall be cumulative and not restricted to those given by law.

G. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any other party to its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.

H. Purchaser reserves the right to waive, in whole or in part, any condition or contingency herein which is for the Purchaser’s benefit.

I. The provisions of this Agreement shall extend to, bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and the legal representatives of their estates.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, sealed and delivered the day and year first above written.

SELLER:

CRESCENT COMMUNITIES, LLC, a Georgia limited liability company

By:	/S/ Whit Duncan	(SEAL)
Whit Duncan,
President-Commercial Division

[Executions continued on next page]

PURCHASER:

GGT CRESCENT COOL SPRINGS TN VENTURE, LLC, a Delaware limited liability company

By:	Crescent Cool Springs Venture, LLC, a
Delaware limited liability company, its Operating Member

	By:	Crescent Communities, LLC,
a Georgia limited liability company, its manager

		By:	/S/ Brian J. Natwick	(SEAL)
Brian J. Natwick, President
Multifamily Division

EXHIBIT A

(Property Description)

All that tract of land in the City of Franklin, Williamson County, Tennessee, being all of Lots 3, 4 and 5 as shown on Resource Centre PUD Subdivision Final Plat recorded June 27, 2013 in Plat Book 57, Page 130, Register’s Office for Williamson County, Tennessee.

TOGETHER WITH those certain easement rights as set forth in the Declaration of Covenants, Conditions and Restrictions recorded in Book 3781, page 940 in the Register’s Office for Williamson County, Tennessee.

Being part of the same property conveyed to Grantor as recorded in Book 1600, page 328, Book 1600, page 336, Book 1641, page 891 and Book 1641, page 902, in the Register’s Office of Williamson County, Tennessee.